FOR IMMEDIATE RELEASE		February 25, 2022
Media Contact:	Alan Bunnell (602) 250-3376
Analyst Contacts:	Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2021 FULL-YEAR AND FOURTH-QUARTER RESULTS

•Financial results reflect higher customer usage and robust customer growth of 2.2%

•2022 to serve as a “financial reset year” following recent rate case decision currently under appeal

•APS employees stay focused on operations and customer service improvements

•Company continues progress on Clean Energy Commitment

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $618.7 million, or $5.47 per diluted share, for full-year 2021. This result compares with net income of $550.6 million, or $4.87 per diluted share, in 2020.

The 2021 results were positively impacted by an increase in revenue driven by higher customer usage and growth, higher transmission revenues, and the absence of a one-time charge related to a 2020 settlement. Other factors affecting the full-year results included higher pension and other postretirement non-service credits, and lower other expenses, partially offset by the effects of weather and higher depreciation and amortization expense.

“Though operational and financial rigor were key to our strong performance in 2021, we anticipate near-term headwinds due to the unfavorable outcome in our recent rate case,” said Pinnacle West Chairman, President and CEO Jeff Guldner. “As a result of that decision, 2022 will be a financial reset year with projections significantly lower than what we achieved in 2021.

“However, looking beyond this challenge, we believe in our ability to provide long-term value to both customers and shareholders by activating a well-thought-out strategy, working with regulators and stakeholders for a more constructive regulatory environment, deepening our renewed focus on customer satisfaction, and continuing our proven cost management efforts – all against the backdrop of Arizona’s incredible economic expansion.”

The company’s principal subsidiary, Arizona Public Service Co. (APS), benefited from robust customer growth of 2.2% in 2021, as people and businesses continued to move to Arizona, making the company’s service territory among the fastest growing in the nation. As a result, APS experienced weather normalized, year-over-year overall retail electricity sales growth of 4.2%. The company further anticipates steady customer growth in the range of 1.5 to 2.5 percent through 2024, with energy sales trending up at an even quicker pace.

Higher Customer Usage, Growth Contributed to Fourth-Quarter Results
For the quarter ended Dec. 31, 2021, Pinnacle West reported consolidated net earnings attributable to common shareholders of $27.6 million, or $0.24 per diluted share. This result compares with a net loss of $19.4 million, or a loss of $0.17 per share, for the same period in 2020.

Main drivers for the quarter-over-quarter improvement were the previously mentioned settlement and shareholders’ portion of the coal community transition, both of which were booked in the fourth quarter of 2020. Mild weather was a factor in the 2021 fourth quarter, but was largely offset by an increase in revenue driven by higher customer usage and growth.

Staying Focused on Serving Customers
Recognizing that creating customer value is inextricably linked to increasing shareholder value, APS employees remain focused on putting customers first and achieving an industry-leading best-in-class customer experience. Actions taken as part of this multi-year objective include incrementally improving the company’s J.D. Power (JDP) customer satisfaction ratings to the first-quartile of its peer set comprised of large investor-owned utilities.

The company demonstrated progress on that front in 2021, Guldner said. “Thanks to the hard work of our employees, our fourth-quarter JDP overall residential customer satisfaction score earned APS a third-quartile ranking, with year-over-year improvements in several key areas important to customers, including power quality and reliability, billing and payment, and customer call center performance.”

In 2021, APS call center associates answered about 76% of more than one million calls in 30 seconds or less. In addition to service and billing questions, advisors helped customers with crisis bill assistance, payment arrangements and other energy support programs.

Additionally, customers embraced APS’s digital platforms, where improvement efforts were a significant focus throughout 2021. Customers used the APS website and mobile app to complete 26 million-plus transactions and engagements in 2021 – a massive 53% increase over the prior year. This increase was reflected in customers’ ratings of the APS app, which has earned more than “4 stars” on both the Apple App Store and Google Play.

APS also was named a 2021 Business Customer Champion by international market research firm Escalent, which recognized the company as one of the top performing electric utilities in the nation for brand trust, product experience, service satisfaction and customer effort score for business customers.

Advancing Arizona’s Clean Energy Future
Following the second-year anniversary of its Clean Energy Commitment, the company continues to advance its goal of providing customers with 100% clean, carbon-free electricity by 2050 – while taking the necessary steps to maintain reliability and affordable prices for customers.

Since its initial announcement in early 2020, APS has procured nearly 1,400 megawatts of additional clean energy and storage – all of which will be in service for APS customers no later than 2024.

“We’ve made solid progress on our Clean Energy Commitment, but much work remains,” said Guldner.
“These substantial capital investments not only are vital to our transition away from coal and into a clean energy future, but they are also essential resources designed to help us keep pace with Arizona’s tremendous growth at the same time that electricity capacity markets are tightening across the entire West.”

The company’s clean energy goals and progress have been lauded by respected, independent third parties:
•For the third year in a row, global disclosure organization CDP recognized Pinnacle West for its action and leadership on climate change and water security, making it one of only two North American electric utility companies to achieve leadership scores in both categories;
•Finance research firm MSCI upgraded Pinnacle West’s Environmental, Social and Governance rating from “A” to “AA” as of April 2021; and

•Energy Intelligence named the company to its annual ranking of the world’s Top 100 Green Utilities for the third year in a row.

Financial Outlook
Following the unfavorable decision in APS’s recent rate case, which is currently being appealed, the company expects its 2022 full-year ongoing consolidated earnings will be within a range of $3.90 to $4.10 per diluted share on a weather-normalized basis. Key factors and assumptions underlying the 2022 outlook can be found in the year-end/fourth-quarter 2021 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West management will host a live webcast and conference call to discuss financial results and recent developments at 11 a.m. ET (9 a.m. Arizona time) today, February 25. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 908426. A replay of the call also will be available until 11:59 p.m. ET, Friday, March 4, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 44200.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $22 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Earnings per share amounts in this news release are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Several factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, vaccine mandates, supply chain, expenses, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows or other unpredictable events;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customers and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments and proceedings;

•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona, including in real estate markets;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•the development of new technologies which may affect electric sales or delivery;
•the cost of debt and equity capital and the ability to access capital markets when required;
•environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2021	2020	2021	2020

Operating Revenues	$ 798,857	$ 740,961	$ 3,803,835	$ 3,586,982

Operating Expenses
Fuel and purchased power	257,037	213,345	1,152,551	993,419
Operations and maintenance	261,936	281,229	954,067	958,910
Depreciation and amortization	170,782	155,121	650,875	614,378
Taxes other than income taxes	58,053	56,321	234,639	224,835
Other expenses	1,032	4,097	6,393	7,288
Total	748,840	710,113	2,998,525	2,798,830

Operating Income	50,017	30,848	805,310	788,152

Other Income (Deductions)
Allowance for equity funds used during construction	11,188	9,124	41,737	33,776
Pension and other postretirement non-service credits - net	28,440	14,170	112,541	56,341
Other income	8,492	14,051	45,100	56,703
Other expense	(10,288)	(43,586)	(25,396)	(57,776)
Total	37,832	(6,241)	173,982	89,044

Interest Expense
Interest charges	65,532	64,080	254,314	247,501
Allowance for borrowed funds used during construction	(5,586)	(5,042)	(21,052)	(18,530)
Total	59,946	59,038	233,262	228,971

Income Before Income Taxes	27,903	(34,431)	746,030	648,225

Income Taxes	(3,987)	(19,913)	110,086	78,173

Net Income	31,890	(14,518)	635,944	570,052

Less: Net income attributable to noncontrolling interests	4,306	4,873	17,224	19,493

Net Income Attributable To Common Shareholders	$ 27,584	$ (19,391)	$ 618,720	$ 550,559

Weighted-Average Common Shares Outstanding - Basic	113,005	112,747	112,910	112,666

Weighted-Average Common Shares Outstanding - Diluted	113,232	113,031	113,192	112,942

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.24	$ (0.17)	$ 5.48	$ 4.89
Net income attributable to common shareholders - diluted	$ 0.24	$ (0.17)	$ 5.47	$ 4.87